Salomon Brothers Municipal Partners Fund II

Sub-Item 77C (Matters submitted to a vote of security holder)

Registrant incorporates by reference Registrant's DEFA 14A dated
October 13, 2005 Filed on October 13, 2005.
(Accession No. 0001193125-05-201047)

Sub-Item 77C (Proxy Statement)

Registrant incorporates by reference Registrant's DEFA 14A dated
September 27, 2005 filed on September 27, 2005.
(Accession No. 0001193125-05-192361)

Sub-Item 77C (Results of a Special Meeting of Shareholders)

The Annual Meeting of Shareholders of Salomon Brothers Municipal
Partners Fund II Inc.was held on October 11, 2005, for the purposes of considering and voting upon the electionof Directors. The following table provides information concerning the matter voted upon at the Meeting.

Election of Directors
                       Preferred Stock          Preferred Stock
Nominees               Votes for                 Votes Withheld
Carol L. Colman        621                            0
R. Jay Gerken          621                            0


			Common Stock           Votes
			Votes For              withheld
			5,147,389              433,419
			N/A                      N/A

At December 31, 2005, in addition to Carol L. Colman and R. Jay Gerken, the other Directors of the Fund were as follows:
Daniel P. Cronin
Leslie H. Gelb
William R. Hutchinson
Riordan Roett
Jeswald W. Salacuse


On November 29, 2005, a Special Meeting of Shareholders was held to approve a new Management agreement. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the matter voted on at the Special Meeting of Shareholders.

Item Voted on                Votes for   Votes Against   Abstentions
New Management Agreement     2,376,371    1,027,929         92,770